                         AMENDMENT TO CUSTODY AGREEMENT

      Amendment made as of this 17th day of April, 1996 by and between Dean Witter California Tax-Free Daily Income Trust (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

      Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

      "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

       8. (b) The Custodian shall not be liable for any loss which results from
(i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

       8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                              DEAN WITTER CALIFORNIA TAX-FREE DAILY INCOME TRUST


[SEAL]                                           By: David A. Hughey
                                                     -----------------------
                                                     David A. Hughey
Attest:

Robert M. Scanlan
----------------------------
Robert M. Scanlan

                                                  THE BANK OF NEW YORK


[SEAL]                                            By: Steve Grunston
                                                      ----------------------
                                                      Steve Grunston
Attest:

Vincent M. Blazewicz
----------------------------
Vincent M. Blazewicz

                                   SCHEDULE A

COUNTRY/MARKET                        SUBCUSTODIAN
--------------                        ------------

Argentina                             The Bank of Boston
Australia                             ANZ Banking Group Limited
Austria                               Girocredit Bank AG
Bangladesh*                           Standard Chartered Bank
Belgium                               Banque Bruxelles Lambert
Botswana*                             Stanbic Bank Botswana Ltd.
Brazil                                The Bank of Boston
Canada                                Royal Trust/Royal Bank of Canada
Chile                                 The Bank of Boston/Banco de Chile
China                                 Standard Chartered Bank
Colombia                              Citibank, N.A.
Denmark                               Den Danske Bank
Euromarket                            CEDEL
                                      Euroclear
                                      First Chicago Clearing Centre
Finland                               Union Bank of Finland
France                                Banque Paribas/Credit Commercial de France
Germany                               Dresdner Bank A.G.
Ghana*                                Merchant Bank Ghana Ltd.
Greece                                Alpha Credit Bank
Hong Kong                             Hong Kong and Shanghai Banking Corp.
Indonesia                             Hong Kong and Shanghai Banking Corp.
Ireland                               Allied Irish Bank
Israel                                Israel Discount Bank
Italy                                 Banca Commerciale Italiana
Japan                                 Yasuda Trust & Banking Co., Lt.
Korea                                 Bank of Seoul
Luxembourg                            Kredietbank S.A.
Malaysia                              Hong Kong Bank Malaysia Berhad
Mexico                                Banco Nacional de Mexico (Banamex)
Netherlands                           Mees Pierson
New Zealand                           ANZ Banking Group Limited
Norway                                Den Norske Bank
Pakistan                              Standard Chartered Bank
Peru                                  Citibank, N.A.
Philippines                           Hong Kong and Shanghai Banking Corp.
Poland                                Bank Handlowy w Warsawie
Portugal                              Banco Comercial Portugues
Singapore                             United Overseas Bank
South Africa                          Standard Bank of South Africa Limited
Spain                                 Banco Bilbao Vizcaya
Sri Lanka                             Standard Chartered Bank

                                   SCHEDULE A

COUNTRY/MARKET                        SUBCUSTODIAN
--------------                        ------------

Sweden                                Skandinaviska Enskilda Banken
Switzerland                           Union Bank of Switerzland
Taiwan                                Hong Kong and Shanghai Banking Corp.
Thailand                              Siam Commercial Bank
Turkey                                Citibank, N.A.
United Kingdom                        The Bank of New York
United States                         The Bank of New York
Uruguay                               The Bank of Boston
Venezuela                             Citibank N.A.
Zimbabwe*                             Stanbic Bank Zimbabwe Ltd.

* Not yet 17(f) compliant